Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the prospectus constituting a part of this registration statement of our report dated May 14, 2004, relating to the financial statements of ZN Vision Technologies AG for the years ended December 31, 2003 and 2002, appearing in the Form 8-K dated May 21, 2004, as amended by the Form 8-K/A dated June 18, 2004, filed by Viisage Technology, Inc. in connection with its acquisition of ZN Vision Technologies AG.

We also consent to the reference to us under the caption “Experts” in the prospectus.

Düsseldorf, Germany January 11, 2005	BDO Deutsche Warentreuhand AG
/s/ Dr. Rosenbaum /s/ Eckmann